Exhibit 99.1

Comment of the Management of Changda International Holdings Inc. (CIHD) on the Published Annual Report for the Fiscal Year Ended December 31, 2009

WEIFANG, China--(BUSINESS WIRE)--Changda International Holdings, Inc. (“Changda” or the “Company”) (OTCBB:CIHD.OB) the China based specialty chemicals manufacturer, has filed its annual report on Form 10-K with the Securities and Exchange Commission on March 31,,2010 which included its audited financial statements for the fiscal years ended December 31, 2009 and 2008.

Commenting on that event, Mr QinRan Zhu, the CEO of the Company, stated that despite a drop in fertilizer prices caused by price disruptions in the raw material markets in the wake of the international financial crisis, Changda was able to increase its production output and enter into new markets in China. The chemical part of the business also was able to extend its product lines and broaden its customer base and showed an increase that bodes well for that segment of the company’s business.

Mr Zhu added that the Company expects a stabilization and a possible recovery of fertilizer prices in 2010 and that the Company already has undertaken steps to lock a low cost for its raw materials when it prepaid in the excess of 10 million US Dollars of raw materials in December 2009.

“We feel confident the pre-payment decision can have a positive impact on our 2010 profitability as the markets have recently seen signs of stabilization of fertilizer prices and in light of the recent trends in the energy market with which fertilizers price tend to be correlated.”

About Changda International Holdings, Inc.

Changda International Holdings, Inc., through its wholly owned subsidiaries, Weifang Changda Chemical Industry Co., Ltd. and Weifang Changda Fertilizer Co., Ltd., produces compound fertilizers and snow melting agents in China. Changda is one of the leading compound fertilizer producers in Shandong Province, China, and is led by an experienced management team committed to diversifying the Company's product offering and delivering tailored services to its customers. For more information, please visit http://www.changdaint.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements including but not limited to the effectiveness, profitability and marketability of the company's or Changda International's products; the period of time in which any acquisition is expected to occur, the impact of any planned acquisition on the company, the company's ability to protect its proprietary information; general economic and business conditions; the volatility of the company's operating results and financial condition; the company's ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the company's filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the company believes that the expectations expressed in these forward-looking statements are reasonable, management cannot assure the public that their expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

Contacts

Changda International Holdings, Inc.
Jan Pannemann, +86 18764256670
Executive Vice President
Business Development
jan@changdaint.com